Exhibit 99.1

For Immediate Release	Contacts:
December 15, 2009	Wells Fargo:	Media
		Mary Eshet	(704) 383-7777

Investors
		Jim Rowe	(415) 396-8216

	Prudential:	Media
		Bob DeFillippo	(973) 802-4149

Wells Fargo and Prudential Announce Purchase Price for

Noncontrolling Interest

December 15, 2009 – Wells Fargo & Company (NYSE: WFC) and Prudential Financial, Inc. (NYSE: PRU) announced today that Wells Fargo will pay $4.5 billion in cash to purchase Prudential’s noncontrolling interest in their retail brokerage joint venture, which includes Wells Fargo Advisors, LLC (collectively, Wells Fargo Advisors).

On December 4, 2008, Prudential publicly announced its intention to exercise its option to put its interest to Wells Fargo, and on June 17, 2009, Prudential advised Wells Fargo in writing of this plan. The purchase price for Prudential’s interest is based upon an agreement between the parties on the value of Wells Fargo Advisors (then known as Wachovia Securities) on January 1, 2008, prior to the contribution of the retail securities businesses of A.G. Edwards & Sons. Wells Fargo will acquire Prudential’s interest on or before December 31, 2009.

“We thank Prudential for being a strong partner as we built the third largest retail brokerage firm in the nation,” said Wells Fargo Chief Financial Officer Howard Atkins. “Wells Fargo Advisors enhances and complements our customer-focused mix of businesses by offering outstanding investment products and advice. Wells Fargo considered the cost of Prudential’s put in the assumptions for the Wachovia merger and we are pleased to take this next step pursuant to the agreement between Wachovia and Prudential.”

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Prudential Chairman and CEO John Strangfeld said: “We are pleased to have reached an all-cash agreement with Wells Fargo for the settlement of our interest in the Wachovia Securities joint venture. The settlement will substantially enhance our capital position and financial flexibility going forward.”

“I also wish to compliment Wells and Wachovia for helping to make this a smooth transition. We were very pleased with the management of our joint venture and we wish Wells all the best,” Strangfeld added.

Wells Fargo was advised by Greenhill & Co., LLC and Prudential was advised by Barclays Capital, Inc. in determining the valuation.

Wells Fargo & Company is a diversified financial services company with $1.2 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores and 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $641 billion of assets under management as of September 30, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. In the U.S., the company’s Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.news.prudential.com.

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